Ex. 99.8

October 17, 2013

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«Greetingline»

The information provided below is your personalized conversion statement based on your Long-term Incentive account balance as of October 1, 2013.  Please use this worksheet to assist your decision regarding the exchange offer. The following information is based on the closing price on the stock market(s) and the subsequent valuation by Bloomberg Inc. on September 20, 2013.

Personalized Conversion Statement

Based on the closing price of Gerdau stock (represented by American Depository Shares on the New York Stock Exchange) and the subsequent valuation by Bloomberg Inc. on September 20, 2013.

Plan	Type	Grant Price	Awards Outstanding	Current Exercise Value	Bloomberg Fair Value per Award	Bloomberg Grant Fair Value
LTI052006	NQ	$11.89
LTI06S1283	SAR	$13.64
LTI052007	NQ	$13.64
LTI07S1286	SAR	$19.84
LTI07O7262	NQ	$19.84
LTI06S1284	SAR	$22.41
LTI08S1288	SAR	$4.35
LTI08O1262	NQ	$4.35
EIP10S1276	SAR	$9.87
EIP11S1263	SAR	$13.00
EIP12S1267	SAR	$10.67
EIP13S1426	SAR	$7.51
					Total Value:	«Total_Bval»

Gerdau 2013.  Confidential and Proprietary.

The number of ADSs to be issued is determined by taking your Total Bloomberg Value («Total_Bval») ÷ the closing price on September 20, 2013 which was $7.47.

ADSs in exchange for Stock Options and SARs:  __________________________

If you elect to accept the terms of the exchange offer, then the corresponding ADSs will be deposited into your Fidelity account on December 9, 2013 (some shares will be sold or withheld to cover taxes).

Normal trading will be available during the election period.  If you exercise an SAR or an option during this period, then the number of ADSs that delivered as part of the exchange will also be adjusted at the end of the election period. Once the election period ends, the Company will impose an exercise restriction period to halt all trading of LTI awards (this period is expected to continue through November 27, 2013, inclusive.

IMPORTANT INFORMATION

Bloomberg has been retained to calculate the fair value of all outstanding stock options and stock appreciation rights (SARs) of Gerdau S.A. and its affiliates.  All valuations provided and calculated by Bloomberg are based on the closing price of Gerdau equities on their respective exchanges and countries on September 20, 2013 (the day following the Gerdau shareholder’s meeting). All assumptions made in the calculations have been made without bias to any particular shareholders, employees, or members of management.

Gerdau makes no claim relating to future stock price appreciation or depreciation and any information provided herein and in the other offer documents should not be construed as advice or recommendations.  None of Gerdau, its subsidiaries, or its or their Boards of Directors makes any recommendation as to whether you should tender, or refrain from tendering, your eligible options or stock appreciation rights in the exchange offer, and none of Gerdau, its subsidiaries or its or their Boards of Directors have authorized any person to make any recommendation on its or their behalf.  This is a voluntary program and you must make your own decision whether to tender your eligible options or stock appreciation rights.  You should consult your personal outside advisor(s) if you have questions about your financial, legal or tax situation as it relates to the exchange offer.

Risks associated with the exchange offer are included in the attached document “Offer to Exchange Certain Outstanding Stock Options and Stock Appreciation Rights for Restricted Stock Units (Active Employees in the United States), Restricted Stock (Active Employees in Canada) or American Depositary Shares (Retirees)” (the “Offer to Exchange”) which you should consult prior to making your election.

The offer documents that are being sent to you, including documents Gerdau has filed or will file with the United States Securities and Exchange Commission (SEC), such as the Offer to Exchange and the Schedule TO, contain important information about the exchange program.  You should read this information and the documents Gerdau has filed or will file with the SEC before deciding whether to exchange your eligible options or stock appreciation rights.  You may access the Offer to Exchange, Schedule TO and other documents we have filed or will file with the SEC free of charge on the SEC’s website at www.sec.gov or by contacting Aneta Booth at aneta.booth@gerdau.com.

Gerdau 2013.  Confidential and Proprietary.